Exhibit 99.1

3200 Highland Avenue Downers Grove, IL 60515-1223 (630) 737-7900
6705 Rockledge Drive, Suite 900	www.firsthealth.com
Bethesda, MD 20817-1850
(301) 581-0600

Investor Contacts:
Contact:	William R. McManaman, CFO, 630-737-7020
Shawn M. Guertin	Joseph E. Whitters, EVP, 630-737-7510
EVP & Chief Financial Officer
(301) 581-5701

John J. Stelben	Media Contact:
Vice President, Business Development	Erin Gardiner,
(301) 581-5729	Public Relations Manager,
630-737-5016

FOR IMMEDIATE RELEASE

FIRST HEALTH AND COVENTRY HEALTH CARE
SETTLE SHAREHOLDER ACTION

          Bethesda, Maryland (January 13, 2005) – Coventry Health Care, Inc. (NYSE: CVH) and First Health Group Corp. (NASDAQ: FHCC) today announced that Coventry and First Health have entered into a memorandum of understanding with plaintiff’s counsel in connection with a purported class action lawsuit filed on October 20, 2004 (as may be amended by the proposed amended complaint filed on January 7, 2004) against First Health, First Health’s board of directors and Coventry in the Circuit Court of Cook County, Illinois.

          Under the terms of the memorandum, Coventry, First Health and the plaintiff have agreed to settle the lawsuit subject to court approval. If the court approves the settlement, the lawsuit will be dismissed with prejudice. Coventry and First Health vigorously deny all of the allegations in the lawsuit. Nevertheless, pursuant to the terms of the memorandum Coventry and First Health have agreed to provide additional information to stockholders through publicly available filings which provide additional information as to matters which were the subject of the following sections of the Proxy Statement/Prospectus which has been provided to First Health stockholders in connection with the special meeting of stockholders concerning the proposed merger:

•	Background of the Merger;

•	Interests of Certain Persons in the Merger;

•	Opinion of First Health’s Financial Advisor; and

•	Comparison of Rights of Stockholders of Coventry and Stockholders of First Health

          Coventry Health Care is a managed health care company based in Bethesda, Maryland operating health plans and insurance companies under the names Coventry Health Care, Coventry Health and Life, Altius Health Plans, Carelink Health Plans, Group Health Plan, HealthAmerica, HealthAssurance, HealthCare USA, OmniCare, PersonalCare, SouthCare, Southern Health and WellPath. Coventry provides a full range of managed care products and services, including HMO, PPO, POS, Medicare+Choice, Medicaid, and Network Rental to 3.1 million members in a broad cross section of employer and government-funded groups in 15 markets throughout the Midwest, Mid-Atlantic and Southeast United States. More information is available on the Internet at http://www.cvty.com.

          First Health, the premier national health-benefits services company, specializes in providing large payors with integrated managed care solutions. First Health is a unique national managed care company serving the group health, workers’ compensation and state agency markets. Using technology to enable service and managed care innovations, First Health sets the bar for industry performance. For more information, visit First Health’s website at www.firsthealth.com.

          This press release may contain forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to future events or future financial performance. Actual performance may be significantly impacted by certain risks and uncertainties, including the potential that the court will not approve the settlement.

          This communication is not a solicitation of a proxy from any security holder of First Health. Coventry and First Health filed a registration statement on Form S-4 with the SEC in connection with the merger. The Form S-4 contains a prospectus, a proxy statement and other documents for the stockholders’ meeting of First Health at which time the proposed transaction will be considered. The Form S-4, proxy statement and prospectus contain important information about Coventry, First Health, the merger and related matters. Investors and stockholders should read the Form S-4, the proxy statement and prospectus and the other documents filed with the SEC in connection with the merger carefully before they make any decision with respect to the merger. The Form S-4, proxy statement and prospectus, and all other documents filed with the SEC in connection with the merger are available free of charge at the SEC’s web site, www.sec.gov.

          First Health’s option tender offer is being made pursuant to an offer to purchase and related materials which are exhibits to the tender offer statement on Schedule TO filed by First Health with the Securities and Exchange Commission on November 15, 2004, as amended or supplemented from time to time. Option holders should read the offer to purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Option holders may obtain the offer to purchase and related materials free of charge at the SEC’s website at www.sec.gov. In addition, option holders may contact D.F. King & Co., Inc., information agent for the option tender offer, toll-free at 1-888-628-9011 with any questions about the offer or requests for copies of the offer to purchase and related materials free of charge.

          All documents filed with the SEC by Coventry in connection with the merger are available to investors free of charge by writing to: Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817, Attn: Investor Relations. All documents filed with the SEC by First Health in connection with the merger and the option tender offer are available to investors free of charge by writing to: First Health Group Corp., 3200 Highland Avenue, Downers Grove, Illinois 60515, Attn: Investor Relations.

          Coventry, First Health, their respective directors and executive officers may be deemed participants in the solicitation of proxies from First Health’s stockholders. Information concerning Coventry’s directors and certain executive officers and their direct and indirect interests in Coventry is contained in its proxy statement for its 2004 annual meeting of stockholders. Information concerning First Health’s directors and certain executive officers and their direct and indirect interests in First Health is contained in its proxy statement for its 2004 annual meeting of stockholders. Additional information regarding the interests of these participants in the merger is available in the proxy statement regarding the merger. Investors can obtain free copies of these documents from the SEC’s website.